UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 30, 2003

United Fire & Casualty Company

(Exact name of registrant as specified in its charter)

Iowa	2-39621	42-0644327
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

118 Second Avenue, S.E., Cedar Rapids, Iowa	52407
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 319-399-5700

Item 7.	Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Exhibits.

The following exhibits are furnished herewith.

Exhibit

99.1	Press Release, dated October 30, 2003, announcing our financial results for the quarter ended September 30, 2003.

Item 12.	Results of Operations and Financial Condition

On October 30, 2003, we issued a press release announcing our financial results for the quarter ended September 30, 2003. The release is furnished as Exhibit 99.1 hereto. The information in this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document filed with the Commission.

Subsequent to this earnings release, we determined that paragraphs two and three of the life insurance segment discussion contained inaccurate statements relating to the comparison of third quarter 2003 operating expenses to third quarter 2002 operating expenses. The corrected paragraphs are presented below. We do not consider this correction to be material, and therefore, are not issuing a corrected press release.

Corrected wording:

Net premiums earned in the third quarter of 2003 were $7.6 million compared to $7.0 million in the third quarter of 2002. Net investment income increased by $.2 million, or 1.0 percent, in the third quarter of 2003. As a result of recognizing no investment write-downs in the third quarter of 2003, we recorded net realized investment gains of $.1 million in the third quarter of 2003, compared to a $1.9 million net realized investment loss in the third quarter of 2002. The improvements in our life insurance segment’s third quarter revenues were accompanied by a decrease in its other underwriting expenses, which is attributable to lower annuity volume in 2003 when compared to 2002.

These improvements in our life insurance segment’s quarterly results were offset by increases in losses and settlement expenses, provision for liability for future policyholder benefits, and interest credited on policyholder accounts in the third quarter of 2003, when compared to the third quarter of 2002.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United Fire & Casualty Company (Registrant)

November 4, 2003 (Date)

/s/ John A. Rife

John A. Rife, Chief Executive Officer